EXHIBIT 99.1

P.O. Box 150 San Bernardino, California 92402	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 733-5287

P R E S S R E L E A S E
For Immediate Release
Tuesday, August 11, 2009
STATER BROS. HOLDINGS INC. ANNOUNCES
THIRD QUARTER RESULTS
San Bernardino, California — August 11, 2009: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week third quarter and thirty-nine week year-to-date periods ended on June 28, 2009.
Sales for the thirteen week third quarter ended June 28, 2009 decreased 0.43% to $928.6 million compared to $932.7 million for the thirteen weeks ended June 29, 2008. The Easter holiday fell in the second quarter of fiscal 2008 and in the third quarter of fiscal 2009. After taking into consideration the timing effect of the Easter Holiday, like store sales decreased 1.81% for the thirteen weeks ended June 28, 2009.
Total sales for the thirty-nine weeks ended June 28, 2009, increased $17.8 million or 0.64% and amounted to $2.82 billion compared to $2.80 billion for the same period in fiscal 2008. Year-to-date like store sales increased 0.09% in fiscal 2009 compared to the same period in fiscal 2008.
The Company reported net income of $15.1 million and $9.2 million in the third quarters of fiscal 2009 and fiscal 2008, respectively. Net income for the fiscal year-to-date periods amounted to $29.8 million in 2009 and $33.5 million in 2008.
Brown said, “We are pleased with our operating results for the quarter and the first thirty-nine weeks of our fiscal year. During these tough economic times, we remain committed to assisting our “Valued Customer” by providing them the best possible purchasing value for their shopping dollar and by providing friendly service and a satisfying shopping experience on each and every one of their visits to our Supermarkets.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 167 Supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 73 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/28/2008	06/28/2009
Assets
Current assets
Cash and cash equivalents	$144,939	$158,459
Restricted cash	5,621	3,121
Receivables, net	48,524	40,530
Inventories	230,218	234,471
Assets held for sale	81,611	79,057
Other	34,291	35,274

Total current assets	545,204	550,912

Property and equipment, net	660,063	662,962

Deferred debt issuance costs, net	14,478	12,070
Other	60,219	63,736

Total assets	$1,279,964	$1,289,680

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$157,925	$153,452
Accrued expenses and other liabilities	136,197	113,429
Liabilities held for sale	15,984	11,309
Current portion of capital lease obligations	1,148	1,286

Total current liabilities	311,254	279,476

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	5,104	4,121
Other long-term liabilities	113,100	125,773

Total stockholder’s equity	40,506	70,310

Total liabilities and stockholder’s equity	$1,279,964	$1,289,680

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	06/29/08	06/28/09	06/29/08	06/28/09
Sales	$932,668	$928,641	$2,801,059	$2,818,890

Gross profit	249,221	254,216	749,928	756,904

Operating expenses:
Selling, general and administrative expenses	207,853	203,277	620,703	620,593
Depreciation and amortization	12,996	13,146	39,069	40,058

Total operating expenses	220,849	216,423	659,772	660,651

Operating profit	28,372	37,793	90,156	96,253

Interest income	962	86	4,975	416
Interest expense	(14,904)	(16,923)	(42,907)	(51,371)
Other income, net	99	601	2,839	707

Income before income taxes	14,529	21,557	55,063	46,005

Income taxes	5,350	6,415	21,602	16,201

Net income	$9,179	$15,142	$33,461	$29,804